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                                                                    Exhibit 10.4


                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                          DEFERRED COMPENSATION PLAN

                           (UNLESS OTHERWISE NOTED,
           AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2000)
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                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                          DEFERRED COMPENSATION PLAN


                      ARTICLE I--PURPOSE, EFFECTIVE DATE


1.1  Purpose

     The purpose of The Prudential Insurance Company of America Deferred Compensation Plan (the "Plan") is to provide the opportunity for selected employees to defer, subject to the Plan's terms, a portion of their incentive compensation and have it accumulate on a tax-deferred basis. The Plan is intended to be, and shall be administered as, an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of ERISA (as defined below).

1.2  Effective Date

     The Plan, as hereby amended and restated, is generally effective as of January 1, 2000, unless specifically noted otherwise.


                            ARTICLE II--DEFINITIONS


     For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

     "Account" means the bookkeeping convention device used by the Employer to measure and determine the amount to be paid to a Participant under the Plan.

     "Annual Compensation" means, for purposes of determining general eligibility to participate in the Plan under Section 3.1(a)(iii) and for purposes of determining "Eligible Compensation" for Insurance Sales Professionals referenced at Section 3.2(a)(iv), (a) for such Insurance Sales Professionals, the total compensation received by such employee that is reportable on Form W-2 as gross income for any Plan Year; and (b) for all other Employees, such Employee's gross salary and incentive bonus (including any sales bonus) payable in any Plan Year.

     "Beneficiary" or "Beneficiaries" means the person, persons or entity entitled under Article V to receive any Plan benefits payable after a Participant's death.

     "Board" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time (including, but not limited to, any regulations or other interpretative guidance promulgated under the Code by the U.S. Department of the Treasury or the Internal Revenue Service, as applicable, which also may be cited separately as "Treasury Regulations" for purposes of this Plan).

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     "Committee" shall have the meaning set forth in Section 7.1.

     "Company" means The Prudential Insurance Company of America.

PAGE 2 - DEFERRED COMPENSATION PLAN

     "Company Retirement Plan" means either (a) The Prudential Traditional Retirement Plan Document, or (b) the Prudential Cash Balance Pension Plan Document, both components of The Prudential Merged Retirement Plan.

     "Corporate Compensation" has the meaning set forth in Section 7.1.

     "Deferral Commitments" has the meaning set forth in Section 3.2(b).

     "Deferral Period" means, for each Participant, the period of time commencing on the first day of the Plan Year in which Eligible Compensation would otherwise be payable unless deferred pursuant to the terms of the Plan, and ending on the date elected by the Participant (or otherwise distributed under the Plan) as provided for in Article III and Article IV.

     "Disability" means the Participant's satisfaction of the criteria necessary for determination that such Participant qualifies for long-term disability benefits under the Company's Welfare Benefits Plan, or comparable long-term disability benefits plan or program sponsored by the Employer or Participating Subsidiary, if applicable.

     "Eligible Compensation" shall have the meaning set forth in Section 3.2(a).

     "Eligible Employee" shall have the meaning set forth in Section 3.1(a).

     "Employer" means the Company and any successor of the Company as designated by the Board.

     "Employee" generally means, as of any relevant date, any individual who is compensated by the Employer or any Participating Subsidiary for services actually rendered as either a common law employee or as a statutory employee under Code Section 3121(d)(3) (relating to full time life insurance salesman) including, for these purposes and to the degree not specifically described above, agents and other insurance sales professionals of the Employer and any
Participating Subsidiary.   The term "Employee," however, for purposes of
Section 3.1 of this Plan, does not include: (a) any individual who is on a paid or unpaid leave of absence from the Company or any Participating Subsidiary; (b) any individual who is on Disability; (c) any individual who is receiving severance or similar benefits related to a Termination of Employment from a severance plan or program sponsored or maintained by the Company, any Participating Subsidiary, or any other affiliate of the Company; or (d) any employee or agent of a subsidiary or an affiliate of the Company that is not a Participating Subsidiary at such time as the Deferral Commitment for a particular Plan Year must be made.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time (including, but not limited to, any regulations or other interpretative guidance promulgated under ERISA by either the U.S. Department of Labor, the Internal Revenue Service (with respect to Title II of ERISA), or the Pension Benefit Guaranty Corporation (with respect to Title IV of ERISA), as applicable).

     "Financial Hardship" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the

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control of the Participant.  The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved:

     (a) Through reimbursement or compensation by insurance or otherwise;

PAGE 3 - DEFERRED COMPENSATION PLAN

     (b) By liquidation of the Participant's or Participant spouse's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

     (c)  By cessation of deferrals under the Plan.

For purposes of the definition of the term "Financial Hardship," the term "unforeseeable emergencies" does not encompass sending a Participant's dependent to college or the desire to purchase a home, and is intended to be interpreted consistent with the definition of the term under Treasury Regulations Section 1.457-2(h)(4).

     "Hardship Withdrawal" has the meaning set forth in Section 4.3.

     "Institutional and Retirement Sales Professionals," "Institutional Sales Professionals," "Insurance Sales Professionals," "Investment Professionals," and "Investment Sales Professionals," as used in Article III, refer to Employees of the Employer or any Participating Subsidiary performing such functions as such terms are generally understood within the Employer or such Participating Subsidiary.

     "Insurance Sales Matching Contributions" has the meaning set forth in
Section 3.2(c).

     "Participant" means (a) an Employee who has satisfied the eligibility requirements of Article III for any Plan Year and (b) has amounts credited to his or her Account under the terms of Article VI.

     "Participating Subsidiary" means the following affiliates of the Employer as of the Plan's Effective Date: PruLease, PAMCO, Prudential Investment Corporation, Prudential Bank & Trust, INTECH, Prudential Mutual Funds LLC, Prudential Real Estate Affiliates, PTC Services, Inc., Prudential HR Management Company, Prudential Mortgage Capital Company LLC, and Prudential Financial, Inc. (effective as of January 1, 2002) In addition to these entities, the term "Participating Subsidiary" means
     (a) any affiliate of the Employer, including, but not limited to

          (i) any member of a "controlled group of corporations" (as such term is defined in Code Section 1563(a), without regard to the limitations of Code Sections 1563(a)(4) and 1563(e)(3)(C)) of which the Employer is a member,
          (ii) any trade or business, whether incorporated or not, which for any part of a Plan Year is considered to be under common control with the Employer under Code Section 414(c),
          (iii) any member of an affiliated service group (as such term is defined under Code Section 414(m)) of which the Employer is a member; and

     (b) that the Compensation Committee of the Board as of the Effective Date or hereafter has designated as an entity whose employees may be eligible to participate under the applicable terms of the Plan.

     "Participation Agreement" means the agreement submitted by a Participant to the Committee (or its representative, Corporate Compensation) prior to the beginning of the Deferral Period, with respect to a Deferral Commitment made for such Deferral Period.

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     "Plan" means this Deferred Compensation Plan as amended from time to time.

     "Plan Year" means the calendar year.

     "Prudential Cash Balance Pension Plan" means the Prudential Cash Balance Pension Plan Document, a component of the Company Retirement Plan.

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     "Prudential Traditional Retirement Plan" means The Prudential Traditional
Retirement Plan Document, a component of the Company Retirement Plan.

     "Retires" or "Retirement" means a Participant's cessation of employment from the Employer or any Participating Subsidiary either (a) after he or she reaches his or her earliest possible retirement date (as defined under the terms of the Prudential Traditional Retirement Plan or any comparable retirement plan sponsored by the Employer or Participating Subsidiary, if applicable) if such Participant participates in the Prudential Traditional Retirement Plan, regardless of whether, as of the date of such cessation of employment, the Participant has commenced receipt of his or her Pension from the Prudential Traditional Retirement Plan or any comparable retirement plan sponsored by the Employer or Participating Subsidiary; or (b) the earlier of the Participant's
(i) attainment of Normal Retirement Age or (ii) Benefit Commencement Date, if such Participant participates in the Prudential Cash Balance Pension Plan, as both terms are defined under such Plan. To the degree that a Participant is not covered under the terms of the Company Retirement Plan or any comparable retirement plan sponsored by the Employer or Participating Subsidiary, the terms "Retires" or "Retirement" means the attainment by such Participant of age 65. In the event a Participant, as of a particular date, ceases employment with an affiliate of the Employer that is not a Participating Subsidiary and does not commence employment either with the Employer, a Participating Subsidiary or another affiliate of the Employer that is not a Participating Subsidiary, the determination of whether the Participant has Retired shall be made as of such date.

     "Termination of Employment" means a Participant's separation from service from the Employer or any Participating Subsidiary for any reason other than death or Retirement; provided however, that for purposes of this provision, the
                     -------- -------
cessation of employment of a Participant by the Employer or Participating Subsidiary by reason of his or her subsequent employment with an affiliate of the Employer, whether or not a Participating Subsidiary, shall not be deemed a Termination of Employment from the Employer or Participating Subsidiary under the Plan. In the event a Participant, as of a particular date, subsequently ceases employment with an affiliate of the Employer that is not a Participating Subsidiary and does not commence employment either with the Employer, a Participating Subsidiary or another affiliate of the Employer that is not a Participating Subsidiary, the determination of whether the Participant has incurred a Termination of Employment shall be made as of such date.

                                 ARTICLE III--
              ELIGIBILITY, PARTICIPATION AND DEFERRAL COMMITMENTS


3.1  Eligibility and Participation

     (a) Eligibility. Eligibility to participate in the Plan shall be limited to any one of the following Employees (each, an "Eligible Employee") who is:

          (i)   at Vice President rank (Grade 06P) and above;

          (ii)  at Managing Director rank and above; and/or

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          (iii) the following select group of management and highly compensated
                Employees who satisfy the Annual Compensation thresholds set forth below as of the particular Plan Year (if noted):

                    (A) For Plan Year 200 Deferral Commitments only:

PAGE 5 - DEFERRED COMPENSATION PLAN

                    (I) An Investment Professional at Senior Vice President and Vice President rank whose Annual Compensation exceeds (or is anticipated to exceed) $200,000 in any Plan Year; and

                    (II) An Institutional and Retirement Sales Professional at Vice President rank whose Annual Compensation exceeds (or is anticipated to exceed) $250,000 in any Plan Year;

                 (B) For Plan Year 2001 Deferral Commitments and beyond:

                    (I) An Investment Professional at Senior Vice President and Vice President rank whose Annual Compensation exceeds (or is anticipated to exceed) $200,000 in any Plan Year;

                    (II) An Investment Sales Professional at Regional Manager rank and above whose Annual Compensation exceeds (or is anticipated to exceed) $200,000 in any Plan Year; and

                    (III) An Institutional Sales Professional at Sales Manager rank and above whose Annual Compensation exceeds (or is anticipated to exceed) $200,000 in any Plan Year; and/or

                 (C) An Insurance Sales Professional whose Annual Compensation exceeds (or is anticipated to exceed) $100,000 for such Plan Year.

     (b) Participation. An Eligible Employee may elect to participate in the Plan with respect to the Deferral Period by submitting a Participation Agreement

         (i) with respect to the first Plan Year of the Plan beginning on the Effective Date, by the 17th day of December immediately preceding the beginning of such first Plan Year, and

         (ii) with respect to all subsequent Plan Years, by the 31st day of October in the year preceding the Plan Year in which the Eligible Compensation would otherwise be paid or payable to the Participant.

3.2  Deferral Commitments and Insurance Sales Professionals Matching
Contributions

     (a) Eligible Compensation. The following compensation is eligible for deferral, in whole or in part, under the Plan by an Eligible Employee ("Eligible Compensation"):

         (i) Grants under the Employer's or any Participating Subsidiary's long-term incentive award plans, the precise amounts of which, as of the time such Employee may complete a Participation Agreement, are unknown to such Employee;

         (ii) Grants under the Employer's or any Participating Subsidiary's sales bonus award plans, the precise amounts of which, as of the time such Employee may complete a Participation Agreement, are unknown to such Employee;

         (iii) Grants under the Employer's or any Participating Subsidiary's annual incentive award plans, the precise amounts of which, as of the time such Employee may complete a Participation Agreement, are unknown to such Employee; and

         (iv) For Insurance Sales Professionals described in Section 3.1(a)(iii)(c) above, all amounts in excess of $100,000 of Annual Compensation earned or otherwise payable to such Employee during the Plan Year subsequent to the year in which

PAGE 6 - DEFERRED COMPENSATION PLAN

               such Employee executes a Participation Agreement in accordance with the terms of Section 3.4.

     For purposes of this Section 3.2(a), the term "Eligible Compensation" does not include any (a) salary payments made to Eligible Employees (except as may be included under the terms of Section 3.2(a)(iv) above), (b) any supplemental bonuses paid to an Eligible Employee that are not part of a compensation plan sponsored by the Employer or any Participating Subsidiary, (c) any severance payments paid to an Eligible Employee, or (d) any amounts under any such long-term incentive award, sales bonus award or annual incentive award plans or other programs or arrangements that are "guaranteed" by the Employer or any Participating Subsidiary to an Eligible Employee, whether or not as part of an employment or severance agreement with such Eligible Employee, or are otherwise known or determinable by such Employee as of the time of such Eligible Employee's enrollment in the Plan pursuant to a Participation Agreement.

     (b)  Form of Deferral.   The amount of Eligible Compensation that Eligible
     Employees may defer under the Plan with respect to any subsequent Plan Year (the "Deferral Commitment") shall be indicated on any Participation Agreement as a percentage (in five percent (5%) increments up to eighty percent (80%)) for Participants that are Insurance Sales Professionals; and for all other Participants, a percentage (in five percent (5%) increments up to one hundred percent (100%).

     (c)  Insurance Sales Professional Matching Contribution.   For any
     Eligible Employee who is an Insurance Sales Professional and who makes a Deferral Commitment under the Plan in any Plan Year, an Insurance Sales Professional Matching Contribution shall be made on such Participant's behalf with respect to the Deferral Commitment in an amount equal to three percent (3%) of such Deferral Commitment.

3.3  Deferral Period

     Once the Eligible Employee has completed a Participation Agreement with respect to an amount of Eligible Compensation, a new Deferral Period begins on the first day of the Plan Year in which Eligible Compensation would otherwise be payable unless deferred pursuant to the terms of the Plan. Such Deferral Period will extend, at the Participant's election set forth in the Participation Agreement, to any of the following:

     (a) A specified date in a year subsequent to the year in which the Eligible Compensation deferred under the terms of this Plan would otherwise have been payable to such Participant;

     (b)  The Participant's Retirement;

     (c)  January of the year following the Participant's Retirement; or

    (d)  The Participant's death, Disability or Termination of Employment;

    provided, however, effective for Plan Years beginning after Plan Year 2000,
    -----------------
    (i) to the degree that a Participant has elected (a) above, payments from the Participant's Account must commence no later than twelve (12) months from the Participant's Retirement, and (ii) in all events, irrespective of the Participant's election of a specified date, Retirement, January 1 of the year following Retirement or Disability or Termination of Employment, payments shall commence under the Plan no later than the last day of the Plan Year in which any such Participant has attained age 70 1/2, as determined under the books and records of the Company.

3.4  Enrollment

PAGE 7 - DEFERRED COMPENSATION PLAN

          (a) General Rule. In order for an Eligible Employee to become a Participant under the Plan, the Eligible Employee must complete a Participation Agreement and submit it to the Committee (or its representative, Corporate Compensation) in the time frame specified in
    Section 3.1(b). If a Participation Agreement is not received by Corporate Compensation by such date, the Eligible Employee is deemed to have elected not to defer any Eligible Compensation under the Plan for such subsequent Plan Year. Once received by the Committee (or its representative, Corporate Compensation), such election to defer Eligible Compensation is irrevocable by the Eligible Employee.

          (b) Limited Eligibility for Enrollment if Eligible Employee Retires in Plan Year 2000. For an otherwise Eligible Employee who Retires prior to the start of the annual enrollment period for Plan Year 2000, such Eligible Employee may complete a Participation Agreement to defer Eligible Compensation, if any, that would otherwise be payable in the following Plan Year. Under these circumstances, the Participation Agreement must be completed and returned before the earlier of his/her date of Retirement or September 30th of the year such Employee retires. If a Participation Agreement is not received by Corporate Compensation by such date, such otherwise Eligible Employee is deemed to have elected not to defer any Eligible Compensation under the Plan for Plan Year 2000.

          Effective for Plan Years beginning on or after January 1, 2001, an otherwise Eligible Employee who Retires prior to the start of the annual enrollment period for a Plan Year will no longer be eligible to complete a Participation Agreement to defer otherwise Eligible Compensation with respect to such Plan Year. However, in the event that an otherwise Eligible Employee (i) completes a Participation Agreement to defer otherwise Eligible Compensation with respect to a particular Plan Year,
     (ii) is an Employee on the day prior to the day such Plan Year commences (December 31st) and (iii) subsequently Retires in such Plan Year prior to the deferral of Eligible Compensation that would otherwise be credited to the Participant's Account, such election for that Plan Year will continue in full force and effect, and the amounts set forth under the Participation Agreement will be credited to the Participant's Account under the Plan.

     (c) Limited Eligibility for Enrollment in the Event of a Termination of Employment. An otherwise Eligible Employee who (i) is not eligible to Retire at the time that he/she incurs a Termination of Employment and (ii) incurs such Termination before completing a Participation Agreement for the subsequent Plan Year may not elect to defer any Eligible Compensation that may otherwise become payable in the subsequent Plan Year.

          Effective for Plan Years beginning on or after January 1, 2001,if an otherwise Eligible Employee incurs a Termination of Employment after completing a Participation Agreement for such Plan Year, but prior to the deferral of Eligible Compensation that would otherwise be credited to the Participant's Account, such election for that Plan Year will be deemed null and void and no amounts will be credited to the Participant's Account under the Plan.

3.5  Vesting

     Participants will, at all times, be fully vested in the notional value of their Account balances under the Plan (which, due to notional gains, losses and interest, may be greater or lesser than the amount of Eligible Compensation actually deferred under the Plan).


                           ARTICLE IV--DISTRIBUTIONS


4.1  Distribution Election Requirements

PAGE 8 - DEFERRED COMPENSATION PLAN

     Upon enrollment, the Participant must elect a payment date, a general distribution option for amounts deferred under the Plan, and a distribution option in the event of Termination of Employment in order for the Participation Agreement to be deemed valid by the Committee (or its representative, Corporate Compensation).

     (a) Payment Date. Participants will elect a payment date to commence payment of amounts deferred each Plan Year that they participate in the Plan. The payment date options are:

           (i)   Retirement;

           (ii)  January of the year following Retirement; or

           (iii) A future specified date in a year subsequent to the year in which the Eligible Compensation deferred under the terms of this Plan would otherwise have been payable to such Participant;

     provided that, (A) to the degree that a Participant has elected (iii)
     -------------
     above, payments from the Participant's Account must commence no later than twelve (12) months from the Participant's Retirement, and (B) in all events, irrespective of the Participant's election of a specified date, Retirement, or January of the year following Retirement, payments shall commence under the Plan no later than the last day of the Plan Year in which any such Participant has attained age 70 1/2, as determined under the books and records of the Company.

     (b) General Distribution Option. Participants will choose one of the following general distribution options for payments commencing at the payment date, as follows:

          (i)    A single, lump sum payment;

          (ii)   36 monthly installments;

          (iii)  60 monthly installments; or

          (iv)   120 monthly installments

(c) Distribution Option in Case of Termination. Participants will also choose a distribution option in the event of the Participant's Termination of Employment with the Employer or any Participating Subsidiary prior to Retirement, which are as follows:

          (i) A single, lump sum payment payable as soon as practicable after such termination; or

          (ii) 36 monthly installments beginning January of the year following the Participant's Termination of Employment.

4.2  Payments

     (a) General Rule. Payments will be made as of the date or event elected in the Participation Agreement, as modified in accordance with the provision of the Plan. Payments will be made according to the distribution payment option elected.

     (b) Small Account Balances - Lump Sum Cashout. Notwithstanding the foregoing , in the event the Participant's Account balance is ten thousand dollars ($10,000) or less at the time a distribution of the Participant's Account balance would commence by reason of the

PAGE 9 - DEFERRED COMPENSATION PLAN

     application of Sections 4.1, 4.6 or 4.7, the amount of such Participant's Account balance shall be paid out in a lump sum notwithstanding the form of benefit payment elected by the Participant under the terms of Section 4.1(b) or (c), Section 4.6 or 4.7, as applicable. For purposes of this
     Section 4.2(b), a Participant's Account balance shall be valued in accordance with the general provisions of Section 6.4(a).

4.3  Hardship Withdrawal

     In the event of Financial Hardship, a Participant may request the Committee for authorization to discontinue future deferrals pursuant to a Participation Agreement and/or for payment of all or a portion of the amounts credited to a Participant's Account to be accelerated (a "Hardship Withdrawal"). In the event the Participant requests that deferrals of Eligible Compensation are to be discontinued and/or payment advanced through a Hardship Withdrawal, the amount involved cannot exceed the funds required to satisfy the Financial Hardship.
The Participant will be required to produce any information that the Committee finds necessary or appropriate to make a determination of Financial Hardship. Any Hardship Withdrawal payable to a Participant shall be payable in a lump sum.

     In the event the Participant receives a Hardship Withdrawal, any subsequent deferrals of Eligible Compensation to be made in such Plan Year shall cease (including, if applicable, any Insurance Sales Professional Matching Contributions), and the Participant will be precluded from deferring additional Eligible Compensation in the subsequent Plan Year.

4.4  Early Distribution With Penalty

     A request for an Early Distribution With Penalty of the Participant's entire Account balance may be made by submitting a Deferred Compensation Withdrawal Form at any time during a Plan Year. The Account balance distributed will be reduced by a penalty of ten percent (10%) of the Account. For purposes of any such Early Distribution With Penalty, the Account will be valued as of the last day of the month immediately preceding the date on which the request is received and will be paid in a lump sum within thirty (30) days of receipt by the Committee (or its representative, Corporate Compensation) of such Withdrawal Form.

     If an Early Distribution With Penalty payment is made, all further deferrals of Eligible Compensation (including, if applicable, any Insurance Sales Professional Matching Contributions) shall cease for the remainder of the Plan Year and for the subsequent Plan Year.

     Any penalty amounts withheld from the Early Distribution With Penalty are taxable income to the Participant, and may be used by the Committee in its sole discretion.

4.5  Distributions on the Participant's Death

     Notwithstanding the distribution and payment options elected, payment of the entire account balance in a single lump sum will be made to the Participant's designated Beneficiary (unless the Committee, in its sole discretion, should decide otherwise)upon notification of the Participant's death. Should the Participant's death occur when monthly installments have already started, the balance of the Participant's account shall become due and payable in one single lump sum (unless the Committee, in its sole discretion, should decide otherwise) to the Beneficiary within thirty (30) days of notification of Participant's death.

4.6  Distributions on the Participant's Disability

     Should the Participant incur Disability, payment(s) in the elected form specified for General Distribution Options will begin within thirty (30) days of notification of the Participant's Disability. Should Disability occur when monthly installments have already started, payments will continue for the remainder of the elected installment period.

PAGE 10 - DEFERRED COMPENSATION PLAN

4.7  Distributions On the Participant's Termination of Employment

     Upon a Participant's Termination of Employment for any reason other than Retirement, death, or Disability, distributions will be made in accordance with the options elected on the Participation Agreement. Should Termination of Employment occur when monthly installments have already started, payments will continue for the remainder of the elected installment period.



                      ARTICLE V--BENEFICIARY DESIGNATION


5.1  Beneficiary Designation

     A Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant's death prior to complete distribution of the Participant's Account. Each Beneficiary designation shall be in writing, on a form specified by the Committee (or its representative, Corporate Compensation), and shall be filed with the Committee (or its representative, Corporate Compensation) during the Participant's lifetime, and any such election shall apply to the Participant's entire Account balance. If a Participant fails to designate a Beneficiary or if a Beneficiary does not survive the Participant, payment will be made to the Participant's estate in the event of the Participant's death.

5.2  Changing Beneficiary

     A Participant may change his/her Beneficiary at any time by completing a Beneficiary designation, again in writing on a form specified by the Committee (or its representative, Corporate Compensation). The change will take effect only after it is received by the Committee (or its representative, Corporate Compensation) and determined to be in good order. Any previous Beneficiary's interest in the Participant's Account under the Plan will end as of the date the request is received and determined to be in good order, even if the Participant is not living when the request is received, and any such election to change Beneficiaries shall apply to the Participant's entire Account balance.

                             ARTICLE VI--ACCOUNTS


6.1  Participant Accounts

     An Account shall be established on behalf of each Participant under the Plan, and all Eligible Compensation amounts that such Participant elects to defer under the terms of the Plan (as well as any Insurance Sales Professional Matching Contribution) shall be credited in such Account at the time it would have otherwise been payable to the Participant (or, in the event of any Insurance Sales Professional Matching Contribution, when the Eligible Compensation related to such Matching Contribution would have been payable to the Participant).

6.2  Earnings Indices and Investment Options for Accounts

PAGE 11 - DEFERRED COMPENSATION PLAN

     A Participant's Account will be credited with notional interest, earnings (and, where applicable, notional investment gain or loss) that are intended to mirror the investment performance and results of the indices/notional investment options selected by the Participant on the Participation Agreement beginning with the date of deferral (or, if attributable to Insurance Sales Professional Matching Contributions, the date such amounts are credited to the Account) until such time as payment of the entire account balance is made.

     For Plan Year 2000, the available notional investment options under the Plan are intended to mirror the performance of four of the investment options available to participants of the Prudential Employee Savings Plan in 2000, as follows: (a) the Fixed Rate Fund; (b) the Prudential Stock Index Fund; (c) the Prudential Balanced Fund; and (d) the Prudential Jennison Growth Fund. For Plan Years beginning on or after January 1, 2001, the available notional investment options under the Plan are intended to mirror the performance of all of the then-current investment options available to participants of the Prudential Employee Savings Plan in such year. With respect to amounts deemed allocated to the notional Fixed Rate Fund under the Plan, such amounts will be credited with interest in the same general manner as interest would be credited to amounts actually invested in the actual Fixed Rate Fund; with respect to amounts deemed allocated to the other notional investment options under the Plan, such amounts will be credited under the Plan as if the Participant had actually purchased units of such separate account/mutual funds on the date of such deferral. To the extent that various actual investment options are added to, or removed from, the Prudential Employee Savings Plan, comparable changes shall be made in the available notional investment options under this Plan, and any such changes shall be communicated to Participants as soon as administratively practicable.

     A Participant may elect any combination of the available notional investment options; provided, however, that the Participant's allocation of his or her account must be stated in five percent (5%) increments.

6.3  Changing Indices

     A Participant may change how the notional amounts reflected in his or her Account are deemed invested by completing an Account Reallocation Form. Such deemed investment allocations may be changed periodically, and in no event less than once per calendar quarter. Changes will be effective as soon as administratively practicable the first day of the following month.

     To the extent that additions to, or subtractions from, the number of indices/notional investment options are made under this Plan, Participants will be asked to complete an Account Reallocation Form to indicate if they wish to reallocate their notional Account balances. In the event no such Form is received, no changes to the Participant's Account will be made except that, in the event a particular indices/notional investment option is eliminated and no Form has been completed, the notional amounts credited in such eliminated index shall be credited under the notional Fixed Account Fund as of the date of such elimination (or as soon as administratively practicable thereafter).

6.4  Account Valuation and Reports

     (a) Periodic Account Valuation. For purposes of Account recordkeeping, periodic updates of the notional value of each Participant's Account (and of the aggregate unfunded liabilities of the Plan as a whole) shall be made at the direction of the Committee (in any event, no less frequently than as
     of the end of each calendar quarter).   With respect to any distribution
     for a Participant's Account as provided for in Article IV of the Plan, the aggregate value of any such distribution shall be calculated by reference to the notional value of the Account as of the last day of the month prior to the month in which such distribution is either anticipated to commence or has been requested to commence by the Participant (or Beneficiary, as applicable).

PAGE 12 - DEFERRED COMPENSATION PLAN

     (b) Participant Statements. Quarterly statements illustrating Participant Account balances, including any notional gains or losses in such Accounts, shall be made available to Participants as soon as practicable after the end of each calendar year quarter, in a form and manner prescribed by the Committee.

                          ARTICLE VII--ADMINISTRATION


7.1  Administration of the Plan

     The Compensation Committee of the Board shall appoint a committee (the "Committee") to administer the Plan, which shall be comprised of the Vice President - Total Compensation, the Vice President - Employee Benefits and a Vice President - Compensation of the Company. In addition, a member of the Law Department shall serve as a non-voting secretary of the Committee. The Committee shall maintain such procedures and records as will enable the Committee to determine the Participants and their Beneficiaries who are entitled to receive benefits under the Plan and the amounts thereof. Further, the Committee may elect to delegate its administrative responsibilities under the Plan (including, but not limited to, the distribution of Participation Agreements and the monitoring of the various recordkeeping services related to Accounts under the Plan) to, among other entities, the Corporate Compensation
unit of the Company's Human Resources function ("Corporate Compensation").   To
the degree the delegation of such responsibilities is specifically referenced under the terms of the Plan, the Committee shall be deemed to have so elected to delegate such responsibilities to Corporate Compensation.

7.2  General Powers of Administration

     Subject to oversight by the Compensation Committee of the Board, the Committee shall have the exclusive right, power, and authority, in its sole, full and absolute discretion, to interpret any and all of the provisions of the Plan, to supervise the administration and operation of the Plan, and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for benefits arising under the Plan. Any decision or action of the Committee shall be conclusive and binding on all parties, including the Participants.


                ARTICLE VIII--AMENDMENT AND TERMINATION OF PLAN


8.1  Amendment of the Plan

     (a) General. The Committee shall have the authority to adopt minor amendments to the Plan without prior approval by the Compensation Committee of the Board that:

             (i) are necessary or advisable for purposes of complying with applicable laws and regulations;

             (ii)  relate to administrative practices under the Plan;

             (iii) relate to the selection or deletion of additional notional investment options for Participants in their accounts; or

             (iv)  have an insubstantial financial effect on the Plan.

PAGE 13 - DEFERRED COMPENSATION PLAN

     The Compensation Committee of the Board shall have the authority to adopt any other amendments to the Plan not encompassed under the terms of the preceding sentence. Any such amendments must be made by written instrument, and notice of such amendments shall be provided as soon as practicable to Participants after their adoption.

     (b) Amendments Related to Certain Corporate Transactions. Without limiting the provisions of Section 8.1(a) above, in the event of a corporate transaction or transactions involving the sale, spin-off or other disposition of assets or equity interests in the Employer or any Participating Subsidiary to an unaffiliated entity ("Third Party Acquirer") and which, as a result of such transaction or transactions, it is anticipated that Participants may be transferred to, or be employed by, the Third Party Acquirer or other entities which, as a result of such transaction, are no longer affiliated with the Employer (the "Transferred Participants"), the Company may amend the Plan to provide for the transfer of Account liabilities rather than the distribution of Account balances to such affected Participants in accordance with the terms of Section 4.1(c) and 4.7, as follows:

          (i) Both the Employer (or, if relevant, the Participating Subsidiary) and the Third Party Acquirer must agree to the transfer of Account liabilities with respect to all of the Transferred Participants transferred to, or employed by, the Third Party Acquirer or its affiliates; and

          (ii) The Third Party Acquirer must agree to establish a new plan (or modify an existing deferred compensation plan) (the "Transferee Plan"), on or prior to the corporate transaction and the transfer of Account liabilities pertaining to the Transferred Participants that, in a form satisfactory to the Employer, provides, among other things, for:

                    (A) the assumption by the Transferee Plan of all applicable terms (other than notional investment options) of such Transferred Participant's Participation Agreements with respect to any amounts deferred or credited under the Plan on or prior to the effective date of such Account transfer;

                    (B) the provision of at least equivalent notional investment options to those offered under the Plan to Participants as of the proposed date of Account liability transfer; and

                    (C) the assumption of (and indemnification by) the Third
                        Party Acquirer of the Company, Employer and all Participating Subsidiaries (including their agents, employees, officers and other representatives) of any and all liabilities relating to such Transferred Participants' Account liability transferred from the Plan to the Transferee Plan (including, but not limited to, assumption of the Employer's responsibility under
                        Section 8.3 of the Plan through the adoption of identical language in the Transferee's Plan effective as of the transfer of such Account liabilities).

8.2  Termination of the Plan

     The Company reserves the right to terminate the Plan in any respect and at any time and may do so pursuant to a written resolution of the Compensation Committee of the Board.

8.3  Limitations on Amendment or Termination of the Plan

PAGE 14 - DEFERRED COMPENSATION PLAN

     Notwithstanding anything else to the contrary set forth in the Plan, any amendment or termination of the Plan may not adversely affect the rights of any Participant or Beneficiary to receive the amount of benefits earned and accrued under the Plan prior to such amendment or termination; provided, however, that
                                                       -----------------

     (a)  any amendment satisfying the terms of Section 8.1(b);

     (b) any alteration of the notional investment options under the Plan as set forth under Section 8.1(a);

     (c) any acceleration of payments of amounts accrued under the Plan by action of the Committee or the Compensation Committee or by operation of the Plan's terms; or

     (d) any decision by the Committee or the Compensation Committee to limit participation (or other features of the Plan) prospectively under the Plan shall not be deemed to violate this provision.

                          ARTICLE IX--MISCELLANEOUS


9.1  Unfunded Plan/ Participant's Rights Unsecured and Unfunded

     This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly-compensated employees within the meaning of Sections 201, 301 and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, no assets of the Company shall be segregated or earmarked to represent the liability for accrued benefits under the Plan. Amounts referenced in Participant Account statements are only recordkeeping devices reflecting such liability for accrued benefits, and do not reflect any actual amounts credited. The right of a Participant (or his or her Beneficiary) to receive a payment hereunder shall be an unsecured claim against the general assets of the Company. All payments under the Plan shall be made from the general funds of the Company. The Company is not required to set aside money or any other property to fund its obligations under the Plan, and all amounts that may be set aside by the Company prior to the distribution of Account balances under the terms of the Plan remain the property of the Company.

     Notwithstanding the foregoing, nothing in this Section 9.1 shall preclude the Company, in its sole discretion, after the Effective Date, from establishing a "rabbi trust" or other vehicle in connection with the operation of this Plan, provided that no such action shall cause the Plan to fail to be an unfunded plan designed to provide deferred compensation benefits for a select group of management or highly-compensated employees for purposes within the meaning of Title I of ERISA.

9.2  Plan Is Not a Contract of Employment

     This Plan shall not constitute a contract of employment between the Employer and/or any Participating Subsidiary and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge a Participant at any time.

9.3  Notice

     Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered, sent by first class, registered or certified mail, or by such other means as the Committee, in its sole discretion, may deem appropriate. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for

PAGE 15 - DEFERRED COMPENSATION PLAN

registration or certification. Mailed notice to the Committee shall be directed to the Company's address, c/o Corporate Compensation. Mailed notice to a Participant or Beneficiary shall be directed to the individual's last known home or office address in Employer's records.

9.4  No Guarantee of Benefits

     Nothing contained in the Plan shall constitute a guaranty by the Employer or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

9.5  Non-Alienation Provision

     No interest of any person or entity in, or right to receive a benefit or distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

9.6  Applicable Law

     The Plan shall be construed and administered under the laws of the State of New Jersey, except to the extent that such laws are preempted by ERISA.

9.7  Taxes

     To the extent required by law, amounts accrued under the Plan shall be subject to federal and state income, federal social security and federal or state unemployment taxes during the year the services giving rise to such amounts were performed (or, if later, when the amounts are both determinable and not subject to a substantial risk of forfeiture). The Company, the Employer or the Participating Subsidiary (as applicable) shall withhold from any payments made pursuant to the Plan such amounts as may be required by federal, state or local law, and the Company, the Employer or the Participating Subsidiary (as applicable) further reserves the right: (a) to limit or reduce the amounts intended to be deferred under the terms of the Plan as may be necessary or appropriate in order to ensure that any required tax withholdings can be deducted; and/or (b) to require the Participant to pay any taxes owed on such amounts through payroll deduction.

9.8  Excess Payments

     If the compensation, years of service, age, or any other relevant fact relating to any person is found to have been misstated, the Plan benefit payable by the Company to a Participant or Beneficiary shall be the Plan benefit which would have been provided on the basis of the correct information. Any excess payments due to such misstatement, or due to any other mistake of fact or law, shall be refunded to the Company or withheld by it from any further amounts otherwise payable under the Plan.

9.9  No Impact on Other Benefits


     Amounts deferred and accrued under the Plan shall not be included in a Participant's compensation for purposes calculating benefits under any other plan, program or arrangement sponsored by the Employer or Participating Subsidiary, unless such plan, program or arrangement so provides.

PAGE 16 - DEFERRED COMPENSATION PLAN

9.10 Data

     Each Participant or Beneficiary shall furnish the Committee with all proofs of dates of birth and death and proofs of continued existence necessary for the administration of the Plan, and the Company shall not be liable for the fulfillment of any Plan benefits in any way dependent upon such information unless and until the same shall have been received by the Committee in a form satisfactory to it.

9.11 Incapacity of Recipient

     If a Participant or other Beneficiary entitled to a distribution under the Plan is living under guardianship or conservatorship, distributions payable under the terms of the Plan to such Participant or Beneficiary shall be paid to his or her appointed guardian or conservator and such payment shall be a complete discharge of any liability of the Company, the Employer and the Participating Subsidiary (as the case may be) under the Plan.

9.12 Usage of Terms and Headings


     Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.



                                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA



                                   By:________________________________


                                   Dated:_____________________________

PAGE 17 - DEFERRED COMPENSATION PLAN